UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2008

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant
as specified in charter)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 N. Parkway, Pekin, IL	61554
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (309)  347-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 24, 2008, the Board of Directors (the “Board”) of Aventine Renewable Energy Holdings, Inc. (the “Company”) increased the number of directors on the Board from eight to nine, and appointed Theodore H. Butz, to fill the newly-created Class I directorship, to hold office for the remainder of the Class I term and until his successor is elected and qualified.  The Board has appointed Mr. Butz to the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board.  Mr. Butz will stand for re-election by a vote of stockholders at the Company’s 2009 annual meeting of stockholders.

Mr. Butz is currently Vice President and General Manager, Specialty Chemicals Group for FMC Corporation, based in Philadelphia, Pennsylvania.

There are no arrangements or understandings between Mr. Butz and any other person pursuant to which Mr. Butz was selected as a director.  Mr. Butz is not a party to, nor does he have a direct or indirect material interest in, any transactions or arrangements with the Company since the beginning of the Company’s last fiscal year, other than with respect to his membership on the Board.

Mr. Butz will be entitled to receive the annual cash retainer and equity compensation for non-executive directors.

On September 24, 2008, the Company issued a press release regarding the appointment of Mr. Butz as a new director, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)         Exhibits

Exhibit
No.	Description

99.1	Press release, dated September 24, 2008, issued by Aventine Renewable Energy Holdings, Inc, announcing the appointment of Theodore H. Butz as a Director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Date:	September 24, 2008	By:	/s/ William J. Brennan
			Name:	William J. Brennan
			Title:	Chief Accounting and Compliance Officer